EXHIBIT 99

 For Further Information Contact:
 Steve Khoshabe, President & Chief Executive Officer, United Financial Mortgage Corp., 815 Commerce Drive, Suite 100, Oak Brook, IL 60523,
 (630) 571-7222, Fax: (630) 571-2623, sk@ufmc.com

 Dave Gentry, Aurelius Consulting Group, Inc. 200 St. Andrews Boulevard, Suite 1808, Winter Park, FL 32792, (407) 644-4256, Fax: (407) 644-0758,
 Aurelius@cfl.rr.com


 FOR IMMEDIATE RELEASE:

             United Financial Mortgage Corp. Announces Definitive
                Agreement to Acquire Portland Mortgage Company


 Oak Brook, IL, April 29, 2003 -- United Financial Mortgage Corp. (Amex: UFM or "the Company") announced today that it has signed a definitive agreement to acquire Portland Mortgage Company ("Portland Mortgage").

 Portland Mortgage is a privately held mortgage banker with 58 full-time employees engaged in both wholesale and retail residential lending.
 Portland Mortgage has been serving the Portland metropolitan and surrounding areas since 1983. Portland Mortgage operates four branches in Oregon and two in southwest Washington State.

 Steve Khoshabe, President and CEO of UFM, stated, "I look forward to the successful culmination of this acquisition. The Portland Mortgage Company is a top-flight organization with superb management, strong revenues and an unmatched reputation in the mortgage business. This acquisition will provide us with greater visibility in the Northwestern United States while adding significantly to our revenues and net income."

 The acquisition will be non-dilutive and immediately accretive to UFM's earnings. For the year ended December 31, 2002, Portland Mortgage originated $476 million in mortgage loans and had revenues of approximately $8 million. Through three-quarters ending January 31st, 2003, UFM had revenues of $33,005,872 with earnings of .72 per diluted share.

 Ron Rudy, the founder of Portland Mortgage, will remain in his current role as president of Portland Mortgage. Mr. Rudy is a past president of the Oregon Mortgage Bankers Association and is one of the three residential lenders from Oregon who have served on the Mortgage Bankers Association of America Board of Governors during the past decade, and the only Oregonian to serve on the Board of Directors.

 Mr. Rudy, stated, "This relationship with United Financial Mortgage Corp. provides us with the financial foundation necessary to expand and grow our business in the Northwestern United States. The synergies between the two companies make this a perfect fit for us".


 About United Financial Mortgage

 United Financial Mortgage Corp. is a national mortgage banker principally engaged in originating retail and wholesale mortgages for single-family residences of one to four units. The Company is headquartered in Oak Brook, Illinois and has offices in several other states. The Company's web site (www.ufmc.com) allows consumers to get information on the many different types of mortgage loans offered by the Company, calculate mortgage payments, and apply online for a mortgage.

 This press release may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from the statements contained herein. Such risks and uncertainties include, but are not limited to, changes in the performance of the financial markets, changes in the demand for and market acceptance of the Company's products, changes in the mortgage lending industry or changes in general economic conditions, including interest rates, the impact of competition, changes in the value of real estate, the ability to maintain and increase sources of funding, and other risks disclosed from time to time in the Company's SEC reports and filings.